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                                                                    EXHIBIT 99.1

                                                   FOR IMMEDIATE RELEASE
                                                   Contact: Mr. Greg H. Guettler
                                                            President
                                                            (651) 687-9999


    HYPERTENSION DIAGNOSTICS RAISES $2 MILLION FROM CLASS B WARRANT OFFERING

ST. PAUL, MN, March 29, 2001 - Hypertension Diagnostics, Inc. (NASDAQ SmallCap:
HDII; HDIIW; HDIIU; HDIIZ) announced today the results of its offering of Redeemable Class B Warrants ("Class B Warrants"). Gross proceeds from the exercise of 395,618 Redeemable Class A Warrants ("Class A Warrants") in connection with the offering of Class B Warrants were $2,037,433. The exercise price of a Class A Warrant is $5.15 per share of Common Stock issuable upon exercise.

         Greg Guettler, president of Hypertension Diagnostics, said, "With the controlled launch of our CVProfilor(TM) DO-2020 CardioVascular Profiling System now underway, the $2 million in additional funds will aid us in our efforts to bring this proven, proprietary technology to the physician's office marketplace. We continue to move forward in our process of introducing our technology to physicians in several key U.S. markets and three medical congresses, including the Annual Meeting of the American College of Physicians-American Society of Internal Medicine (ACP-ASIM) which begins today in Atlanta."

         As reported previously, the Class B Warrants enable holders to purchase shares of the Company's $.01 par value Common Stock at an exercise price of $5.85 per share. The Company offered the Class B Warrants to those holders of the Class A Warrants (issued in connection with the Company's initial public offering) who properly exercised a Class A Warrant after January 23, 2001 and on or before 5:00 p.m. Central Time on March 26, 2001. As a result of the exercise by Class A Warrant holders, the Company issued 395,618 shares of its Common Stock and 395,618 Class B Warrants.

         Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements and to recognize that the statements are not a prediction of actual future results. Actual results could differ materially from those presented and anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 2000 Annual Report on Form 10-KSB, as amended, under the caption "Risk Factors," as well as others not now anticipated.

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Hypertension Diagnostics, HDI/PulseWave and CVProfilor are trademarks of
Hypertension Diagnostics, Inc.  All rights reserved.
Website:  www.hdi-pulsewave.com